CREDO TECHNOLOGY GROUP HOLDING LTD
INSIDER TRADING POLICY
    (Updated December 18, 2024)
A.POLICY OVERVIEW
Credo Technology Group Holding Ltd (together with any subsidiaries, collectively “Credo”) has adopted this Insider Trading Policy (the “Policy”) to help you comply with the federal and state securities laws and regulations that govern trading in securities and to help Credo minimize its own legal and reputational risk.
It is your responsibility to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to your own liability for insider trading, Credo, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including monetary damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and Credo’s reputation.
For purposes of this Policy, the Company’s Chief Legal Officer serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy.
B.POLICY STATEMENT

1.No Trading on Material Nonpublic Information
It is illegal for anyone to trade in securities on the basis of material nonpublic information. If you are in possession of material nonpublic information about Credo, you are prohibited from:

1.using it to buy or sell securities of Credo;
2.disclosing it to other employees, directors, officers, consultants, contractors or advisors whose roles do not require them to have the information;
3.disclosing it to anyone outside of Credo, including family, friends, business associates, investors, stockbrokers, or consulting firms, without prior written authorization from the Compliance Officer; or
4.using it to express an opinion or make a recommendation about trading in Credo’s securities.
In addition, material nonpublic information about another company that you learn through your service with Credo is subject to these same restrictions around disclosure and trading and you cannot use that information to trade securities. Any such action will be deemed a violation of this Policy.
2.Definition of Material Nonpublic Information
“Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of Credo or view as significantly altering the total mix of information available in the marketplace about Credo as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

Even if information is widely known throughout Credo, it may still be nonpublic. “Nonpublic Information” means information that has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis. Generally, in order for information to be considered public, it must be made generally available through media outlets or SEC filings. After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, at least one full trading day must pass after the dissemination of information before such information is considered public.
3.Examples of Material Information
    It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include:
1.financial results, key metrics, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with Credo’s guidance or the expectations of the investment community;
2.restatements of financial results, or material impairments, write-offs or restructurings;
3.significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of Credo;
4.major events involving Credo’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, public or private securities offerings, modification to the rights of security holders or notice of delisting;
5.significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;

6.significant information relating to Credo’s products or services, such as new products or services, major modifications or performance issues, defects or recalls, significant pricing changes or other announcements of a significant nature;
7.significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;
8.major personnel changes, such as changes in senior management or employee layoffs;
9.data breaches or other cybersecurity events;
10.creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
11.impending bankruptcy or financial liquidity problems;
12.changes in independent auditors, or notification that Credo may no longer rely on an audit report;
13.updates regarding any prior material disclosure that has materially changed; and
14.the existence of a special blackout period.
If you are not sure whether certain information is material, please reach out to the Compliance Officer for guidance.
4.No Disclosure of Material Nonpublic Information
You may not at any time disclose material nonpublic information about Credo or about another company that you obtained in connection with your service with Credo to friends, family members or any other person or entity that Credo has not authorized to know such information. In addition, you must handle the confidential information of others in accordance with any related non-disclosure agreements and other obligations that Credo has with them and limit your use of the confidential information to the purpose for which it was disclosed.

If you receive an inquiry for information from someone outside of Credo, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of Credo, such as a business partner, vendor, supplier or salesperson, then you should refer the inquiry to the Compliance Officer. Responding to a request yourself may violate this Policy and, in some circumstances, the law.
C.PERSONS COVERED BY THIS POLICY

This Policy applies to all employees, officers, directors, consultants, contractors, interns, or advisor of Credo, both inside and outside of the United States. This Policy also covers your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control. You are responsible for making sure that these other individuals and entities comply with this Policy.
This Policy continues to apply even if you leave Credo or are otherwise no longer affiliated with or providing services to Credo, for as long as you remain in possession of material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you leave Credo, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.
D.TRADING COVERED BY THIS POLICY

Except as discussed in Section H (Exceptions to Trading Restrictions), this Policy applies to all transactions involving Credo’s securities or other companies’ securities for which you possess material nonpublic information obtained in connection with your service with Credo. This Policy therefore applies to:
1.any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of Credo and such other companies, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions;
2.any disposition in the form of a gift of any securities of Credo;
3.any distribution to holders of interests in an entity if the entity is subject to this Policy; and
4.any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing transactions.
There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.
E.TRADING RESTRICTIONS

Subject to the exceptions set forth in Section H (Exceptions to Trading Restrictions), this Policy restricts trading during quarterly blackout periods and special blackout periods as explained below.

1.Quarterly Blackout Periods
Employees, officers, and directors of Credo, and those consultants, contractors and advisors identified by Credo, must refrain from conducting transactions involving Credo’s securities during quarterly blackout periods. Quarterly blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control.

Credo has two quarterly blackout periods:
1.The Window Group Blackout Period applies to members of the board of directors, executive officers and their assistants and household members of executive officers, and such other persons as may be designated from time to time and informed of such status by the Compliance Officer (“Window Group”). The Window Group Blackout period will start at the end of the last trading day on or before the 15th day of the third month of each fiscal quarter and will end at the start of the second full trading day following Credo’s earnings release.
2.All Employee Blackout Period applies to all employees and will start at the end of the last trading day on or before the 22nd day of the third month of each fiscal quarter and will end at the start of the second full trading day following Credo’s earnings release.

2.Special Blackout Periods
Credo always retains the right to impose additional or longer trading blackout periods at any time on any or all of its directors, officers, employees, consultants, contractors and advisors. The Compliance Officer will notify you if you are subject to a special blackout period. If you are notified that you are subject to a special blackout period, you may not engage in any transaction involving Credo’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions below. You also may not disclose to anyone else that Credo has imposed a special blackout period. To the extent applicable to you, special blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control.

The prohibition against trading during a quarterly or special blackout period also means that brokers cannot fulfill open orders on your behalf or on behalf of your immediate family members, persons with whom you share a household, persons who are your economic dependents or any entity whose transactions in securities you influence, direct or control, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If you are subject to blackout periods or pre-clearance requirements as set forth in Section G (Pre-

Clearance of Trades), you should so inform any broker with whom such an open order is placed at the time it is placed and terminate any open orders before the start of a blackout period.

F.PROHIBITED TRANSACTIONS
You may not engage in any of the following types of transactions other than as noted below, regardless of whether you have material nonpublic information or not.
1.Short Sales
You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve Credo’s securities.

2.Derivative Securities and Hedging Transactions
You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Credo’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by Credo) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Credo equity securities either (i) granted to you by Credo as part of your compensation or (ii) held, directly or indirectly, by you.

3.Pledging Transactions
You may not pledge Credo’s securities as collateral for any loan or as part of any other pledging transaction.

4.Margin Accounts
You may not hold Credo’s common stock in margin accounts.

G.PRE-CLEARANCE OF TRADES
The Window Group must obtain pre-clearance prior to trading Credo’s securities by submitting to the Compliance Officer the form attached to this policy at Exhibit A or any similar form made available by the Compliance Officer. In addition, any individual who is a party to a 10b5-1 trading plan which covers Credo securities must obtain such pre-clearance if executing a trade outside of the current 10b5-1 trading plan. The person requesting pre-clearance will be asked to certify that he or she is not in possession of material nonpublic information about Credo. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

If the Compliance Officer is the requester, then Credo’s Chief Executive Officer, Chief Financial Officer, or their delegate, must pre-clear or deny any trade.
All trades must be executed within five trading days of any pre-clearance. Even after pre-clearance, a person may not trade Credo’s securities if they become subject to a blackout period or become aware of material nonpublic information prior to the trade being executed.
From time to time, Credo may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise the Window Group list as appropriate.
H.EXCEPTIONS TO TRADING RESTRICTIONS
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving Credo’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.
The following are certain limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by Credo under this Policy:
1.stock option exercises where the purchase price of such stock options is paid in cash and you do not sell or transfer the stock acquired upon exercise;

2.purchases pursuant to the employee stock purchase plan; however, this exception does not apply to subsequent sales of the shares;
3.receipt and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards from Credo;
4.net share withholding with respect to equity awards where shares are withheld by Credo in order to satisfy tax withholding requirements, (x) as required by either Credo’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by Credo, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information;
5.sell to cover transactions where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, (x) as required by either Credo’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by Credo, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information; however, this exception does not apply to any other market sale for the purposes of paying required withholding taxes;

6.transactions made pursuant to a valid 10b5--1 trading plan approved by Credo (see Section I (10b5-1 Trading Plans) below);
7.transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in Credo’s securities; and
8.changes in the number of Credo’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.
I.10B5-1 TRADING PLANS
Credo permits its directors, officers and employees to adopt written 10b5--1 trading plans in order to mitigate the risk of trading or the appearance of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established or modified during a blackout period or when the individual is otherwise in possession of material nonpublic information. To be approved by Credo and qualify for the exception to this Policy, any 10b5-1 trading plan adopted by a director, officer or employee must be submitted to the Compliance Officer for approval and comply with the requirements set forth in the Requirements for 10b5-1 Trading Plans Policy attached as Exhibit B. If the Compliance Officer is the requester, then Credo’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the Compliance Officer’s trading plan.
J.SECTION 16 COMPLIANCE
All of Credo’s executive officers and members of the board of directors and certain other individuals identified by Credo’s board of directors are required to comply with Section 16 of the Securities and Exchange Act of 1934 and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of Credo’s securities within a six-month period, and limitations on short sales.
To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide Credo with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving Credo’s securities.
Credo is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Compliance Officer.
K.VIOLATIONS OF THIS POLICY
Credo directors, officers, employees, consultants, contractors and advisors who violate this Policy will be subject to disciplinary action by Credo, including ineligibility for future Credo equity or incentive programs or termination of employment or an ongoing relationship with

Credo. Credo has full discretion to determine whether this Policy has been violated based on the information available and to determine the appropriate disciplinary action.
There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided. You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at Credo or made recommendations or expressed opinions about securities trading on the basis of such information.
L.REPORTING OF NON-COMPLIANCE
If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at Credo to trade securities, you should report it to the Compliance Officer, or if the Compliance Officer is implicated in your report, then you should report it to your manager, another officer of Credo, or the Human Resources Department.
In addition, you may report any potential non-compliance using the ethics hotline and you may do so anonymously if you prefer:
1.Online Submission at: www.lighthouse-services.com/credosemi
2.Telephone Direct Dial:
• English-speaking USA and Canada: 855-222-3801
• Spanish-speaking USA and Canada: 800-216-1288
• French-speaking Canada: 855-725-0002
• Spanish-speaking Mexico: 01-800-681-5340
AT&T USA Direct
3.All other countries: 800-603-2869 (must dial country access code first; click here for access codes and dialing instructions)
4.E-mail: reports@lighthouse-services.com (must include Credo’s name with report)
5.Fax: (215) 689-3885 (must include Credo’s name with report)

M.AMENDMENTS
Credo reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of Credo.

EXHIBIT A

EXHIBIT B
REQUIREMENTS FOR TRADING PLANS
For transactions under a trading plan to be exempt from (A) the prohibitions in Credo’s Insider Trading Policy (the “Policy”) of Credo Technology Group Holding Ltd (together with any subsidiaries, collectively the “Credo”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements:
1.The trading plan must be in writing and signed by the person adopting the trading plan.
2.The trading plan must be adopted at a time when:
a.the person adopting the trading plan is not aware of any material nonpublic information; and
b.there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
a.is not aware of material nonpublic information about the securities or Credo; and
b.is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.The first trade under the trading plan may not occur until the expiration of a cooling-off period. For officers and members of the Board of Directors who are subject to Section 16 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and related rules and regulations the cooling off period must be the later of (a) 90 calendar days after the adoption of the trading plan and (b) two business days after the filing by Credo of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan). For all other persons covered by this Policy, the cooling-off period must be at least 30 calendar days after the adoption of the trading plan and the first trade must occur during a regular open trading window. Further, any trading plan duly adopted by Credo’s “Form 4 Filers”, as required by Section 16(a) of the Exchange Act or as otherwise designated by the Board, may not effect any trade in Credo securities during the period starting at the end of the last trading day on or before the date of the current fiscal quarter end and ending on the 10th day of each March, June, September and December, in each case following the current fiscal quarter earnings call
7.The trading plan must have a minimum term of six months (starting from the date of adoption of the trading plan) although participants are strongly encouraged to have a term of 12-24 months.
8.It is strongly encouraged that all transactions during the term of the trading plan be conducted through the trading plan. However, the Compliance Officer may approve additional trades outside the trading plan via pre-clearance. In addition, the person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. A separate trading plan may be established in accordance with these guidelines for a participant’s trust or other entity if that trust/entity is considered a separate legal entity (i.e., not a personal revocable trust).

9.Each trading plan may be terminated at any time, provided that the Compliance Officer must be notified of such termination. The Compliance Officer need not be notified if the participant’s trading plan is terminated automatically due to the participant’s employment or directorship ending. Only one termination followed by institution of a new plan may be permitted in any twelve-month period. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan.

10.Any amendment, modification, or change to the amount, price or timing of transactions under the trading plan is deemed a “Modification” of a trading plan. A Modification is subject to the same conditions as a new trading plan as set forth in Sections 1 through 9 herein. Only one Modification is permitted in any twelve-month period and only after a plan has been in effect for at least six months.

11.A person may adopt a “Single-Trade Plan” only once in any consecutive 12-month period except as permitted by Rule 10b5-1. A Single-Trade Plan” is a pre-arranged trading plan that allows the plan holder to execute only one securities transaction (such as a single purchase or sale) under the plan., including when the plan has the practical effect of requiring such a result. A 10b5-1 plan is not a “single-trade plan” when (1) the plan leaves the person’s agent discretion over whether to execute the plan as a single transaction or (2) the plan does not leave discretion to the agent, but instead provides that the agent’s future acts will depend on events or data not known when the plan is adopted (e.g., a plan providing for certain volume of sales or purchases at several given future stock prices) and it is reasonably foreseeable at the time the plan is adopted that it may result in multiple transactions.
12.If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in Credo’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy. A new trading plan, or a newly amended/modified version of an existing plan, must be adopted in accordance with Section 2 above, and may not trade in Credo securities within the 30 calendar days following the plan’s adoption or Modification, respectively (or longer, pursuant to the applicable cooling-off period set forth in Section 6 above, if the person is subject to Section 16(e).
13.Credo must be promptly notified of any Modification or termination of the trading plan, including any suspension of trading under the trading plan.
14.Each trading plan set up by a director or executive officer must provide that the broker will promptly notify the participant and the Credo of any trades under the plan so that the participant can make timely filings under the Exchange Act.

15.Credo must have authority to require the suspension or cancellation of the trading plan at any time. Further, each trading plan must suspend trades if legal, regulatory, or contractual restrictions are imposed on the participant, or other events occur that would prohibit sales under such a plan. For example, trading would need to be suspended if these guidelines were amended to preclude that particular sort of trade.
16.If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
a.trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
b.the person adopting the trading plan may not confer with the person administering the trading plan regarding Credo or its securities and must not communicate any material nonpublic information about Credo to the person administering the trading plan; and
c.the person administering the trading plan must provide prompt notice to Credo of the execution of a transaction pursuant to the plan.
17.All transactions under the trading plan must be in accordance with applicable law.
18.The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine.